Exhibit 99.1

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Media: Jessie Wuerst (509) 495-8578 jessie.wuerst@avistacorp.com

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Avista Corp. Reports Results for the Third Quarter 2007 and Announces Settlement of Washington General Rate Case

SPOKANE, Wash. – October 31, 2007, 4:05 a.m. PDT: Avista Corp. (NYSE: AVA) today reported a net loss of $3.9 million, or $0.07 per diluted share, for the third quarter of 2007, as compared to net income of $10.1 million, or $0.20 per diluted share, for the third quarter of 2006. For the nine months ended Sept. 30, 2007, Avista Corp.’s net income was $24.4 million, or $0.45 per diluted share, a decrease compared to net income of $55.1 million, or $1.11 per diluted share, for the nine months ended Sept. 30, 2006.

On Oct. 30, 2007, Avista Corp. reached an all-party settlement that resolves all issues in its general rate case that was filed with the Washington Utilities and Transportation Commission (WUTC) in April 2007. The settlement is subject to final approval by the WUTC.

“Overall, we are very pleased with the settlement. This should allow for significant improvement in our results for 2008 as compared to 2007,” said Avista Chairman and Chief Executive Officer Gary G. Ely.

“The third quarter is generally the lowest earnings quarter for our utility due to seasonally low hydroelectric generation and absorption of higher power supply costs, as well as low natural gas loads. Results for the third quarter of 2007 for our utility were lower than expected primarily due to the disallowance of debt repurchase costs in our Washington general rate case settlement and the write-down of a turbine,” said Ely.

Results for the third quarter of 2007 and the nine months ended Sept. 30, 2007 (YTD), as compared to the respective periods of 2006:

($ in thousands, except per-share data)	Q3 2007	Q3 2006	YTD 2007	YTD 2006
Operating Revenues	$267,662	$293,001	$1,030,854	$1,079,597
Income from Operations	$15,736	$34,091	$94,891	$147,607
Net Income (Loss)	$(3,875)	$10,073	$24,402	$55,104

Net Income (Loss) by Business Segment:

Avista Utilities	$(5,574)	$480	$31,610	$43,531
Energy Marketing & Resource Management	$(243)	$8,773	$(11,804)	$9,209
Advantage IQ	$2,077	$1,918	$4,971	$4,903
Other	$(135)	$(1,098)	$(375)	$(2,539)

Contribution to earnings (loss) per diluted share by Business Segment:

Avista Utilities	$(0.11)	$0.01	$0.59	$0.88
Energy Marketing & Resource Management	$—	$0.17	$(0.22)	$0.18
Advantage IQ	$0.04	$0.04	$0.09	$0.10
Other	$—	$(0.02)	$(0.01)	$(0.05)
Total earnings (loss) per diluted share	$(0.07)	$0.20	$0.45	$1.11

Third Quarter and Year-to-date 2007 Highlights

Avista Utilities: As agreed to in the Washington general rate case settlement, electric rates for our Washington customers will increase by an average of 9.4 percent, which is intended to increase annual revenues by $30.2 million. As part of this general rate increase, the base level of power supply costs used in the Energy Recovery Mechanism (ERM) calculations will be updated. Natural gas rates will increase by an average of 1.7 percent, which is intended to increase annual revenues by $3.3 million. The new electric and natural gas rates will become effective on Jan. 1, 2008. The settlement is based on a rate of return of 8.2 percent, with a common equity ratio of 46 percent and a 10.2 percent return on equity. We will not establish a Power Cost Only Rate Case (PCORC) mechanism at this time as we had originally requested; however, the parties have agreed to meet and further discuss a PCORC prior to our next general rate case filing.

In addition, we have agreed to write-off $3.8 million of unamortized debt repurchase costs effective Sept. 30, 2007. These costs were for premiums paid to repurchase higher coupon debt prior to its scheduled maturity as part of an effort to reduce interest expense.

In October 2007, we filed a natural gas general rate case in Oregon requesting rate increases averaging 2.3 percent, which is designed to increase annual revenues by $3.0 million.

The decrease in third quarter 2007 results over the third quarter of 2006 was primarily due to an increase in other operating expenses and the disallowance of unamortized debt repurchase costs. The increase in other operating expenses included a pre-tax charge of $2.3 million to reduce the carrying value of a turbine, which we are no longer planning to use in our utility operations, to its estimated fair value. Also contributing to the decline in results was an increase in depreciation and amortization due to additions to utility plant not yet covered in rates.

On a year-to-date basis, utility earnings decreased as compared to the same period in 2006. This was primarily due to a decrease in gross margin (operating revenues less resource costs), an increase in other operating expenses and the disallowance of unamortized debt repurchase costs. The decline in gross margin was primarily due to the difference in electric resource costs as compared to the amount included in base retail rates. On a year-to-date basis, we recognized an expense of $7.6 million under the ERM compared to a benefit of $3.4 million under the ERM for the same period in 2006. The increase in electric resource costs for 2007 (as compared to the amount included in base rates) was primarily due to lower hydroelectric generation (second and third quarters), higher fuel costs and greater use of our thermal generating resources. We are expecting to absorb approximately $8 million of costs under the ERM for the full year of 2007.

Advantage IQ: Net income from Advantage IQ for the third quarter and year-to-date 2007 was slightly higher than the prior year. Earnings growth for Advantage IQ has been limited in 2007 due to expenses incurred for consulting services during the second and third quarters. We are implementing certain strategic investments at Advantage IQ aimed at creating long-term value that will increase operating and capitalized costs in the short-term. These investments are designed to enhance the long-term profit potential of this business.

Energy Marketing and Resource Management: On June 30, 2007, Avista Energy completed the sale of substantially all of its contracts and ongoing operations to Coral Energy Holding, L.P. (Coral Energy), a subsidiary of Shell, and certain of Coral Energy’s subsidiaries. Completion of this transaction ends substantially all of the operations of this business segment. As previously reported, results from the segment prior to the sale were below our expectations.

Other: Results from our other businesses improved as compared to 2006. This was primarily due to net gains on certain long-term venture fund investments in 2007 compared to net losses in 2006, as well as certain tax adjustments recorded in 2006.

Liquidity and Capital Resources: In September 2007, Avista Energy paid a cash dividend of $169 million to Avista Capital representing the cash consideration for the net assets sold to Coral Energy and liquidation of the net current assets of Avista Energy not sold to Coral Energy. Avista Capital then paid a cash dividend of $155 million to Avista Corp. The remaining funds were utilized by Avista Capital to repay outstanding borrowings due to Avista Corp. and the extension of an intercompany loan to Avista Corp.

For the remainder of 2007, we expect net cash flows from operating activities, proceeds from the Avista Energy transaction and our committed line of credit to provide adequate resources to fund capital expenditures, maturing long-term debt, dividends and other contractual commitments.

We have long-term debt maturities of $14 million in the fourth quarter of 2007 and $318 million in 2008. While proceeds from the Avista Energy transaction should reduce our funding needs, our forecasts indicate that we will need to issue new debt securities to fund a portion of these requirements in 2008.

Utility capital expenditures were $149 million for the nine months ended Sept. 30, 2007. We expect utility capital expenditures to be between $190 and $200 million in 2007 and 2008, and over $200 million in each of 2009 and 2010.

In August 2007, our credit ratings were upgraded by Fitch, Inc. In September 2007, our “Senior Secured Debt” credit rating was upgraded to “BBB+” from “BBB-” by Standard & Poor’s.

Earnings Guidance and Outlook

At this time, we are revising our guidance for 2007 consolidated earnings to a range of $0.73 to $0.83 per diluted share.

Our guidance for Avista Utilities has been revised downward to a range of $0.85 to $0.95 per diluted share for 2007. The outlook for Avista Utilities assumes that during the fourth quarter of the year we will have normal precipitation, temperatures and hydroelectric generation.

The 2007 outlook for our Energy Marketing and Resource Management segment is a loss of $0.22 per diluted share. The loss from this segment reflects the operating loss for the nine months ended Sept. 30, 2007 and the loss on the sale of substantially all of Avista Energy contracts and ongoing operations.

Our guidance for Advantage IQ is a contribution range of $0.11 to $0.13 per diluted share. We expect our other businesses to lose $0.02 per diluted share.

We are confirming our 2008 guidance for consolidated earnings to be in the range of $1.35 to $1.55 per diluted share. We expect Avista Utilities to contribute in the range of $1.20 to $1.40 per diluted share for 2008. Our outlook for Avista Utilities assumes, among other variables, the implementation of a revenue increase from the Washington general rate case as designed in the settlement agreement effective Jan. 1, 2008, as well as normal precipitation, temperatures and hydroelectric generation. We expect Advantage IQ to contribute in a range of $0.13 to $0.15 per diluted share and the other businesses to be between break-even and a loss of $0.03 per diluted share.

NOTE: We will host a conference call with financial analysts and investors on Oct. 31, 2007, at 10:30 a.m. EDT to discuss this news release. The call is available at (866) 271-6130, passcode: 49624266. A replay of the conference call will be available through Wednesday, Nov. 7, 2007. Call (888) 286-8010, passcode 80080717 to listen to the replay. A simultaneous Webcast of the call is available on our website, www.avistacorp.com.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides service to 348,000 electric and 305,000 natural gas customers in three Western states. Avista’s primary, non-regulated subsidiary is Advantage IQ. Our stock is traded under the ticker symbol “AVA.” For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

The attached condensed consolidated statements of income, condensed consolidated balance sheets, and financial and operating highlights are integral parts of this earnings release.

This news release contains forward-looking statements, including statements regarding our current expectations for future financial performance and cash flows, capital expenditures, our current plans or objectives for future operations, future hydroelectric generation projections and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have significant impact on our operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: weather conditions, including the effect of precipitation and temperatures on the availability of hydroelectric resources and the effect of temperatures on customer demand; changes in wholesale energy prices that can affect, among other things, cash needed to purchase electricity, natural gas for our retail customers and natural gas fuel for electric generation, and the value of surplus energy sold, as well as the market value of derivative assets and liabilities; volatility and illiquidity in wholesale energy markets, including the availability and prices of purchased energy and demand for energy sales; the effect of state and federal regulatory decisions affecting our ability to recover costs and/or earn a reasonable return including, but not limited to, the disallowance of costs that we have deferred; the potential effects of any legislation or administrative rulemaking passed into law, including the possible adoption of national, regional, or state laws requiring resources to meet certain standards and placing restrictions on greenhouse gas emissions to mitigate concerns over global warming; the outcome of pending regulatory and legal proceedings arising out of the “western energy crisis” of

2000 and 2001, and including possible retroactive price caps and resulting refunds; the outcome of legal proceedings and other contingencies concerning us or affecting directly or indirectly our operations; changes in, and compliance with, environmental and endangered species laws, regulations, decisions and policies, including present and potential environmental remediation costs; the potential impact of changes to electric transmission ownership, operation and governance, such as the formation of one or more regional transmission organizations or similar entities; wholesale and retail competition including, but not limited to, electric retail wheeling and transmission costs; the ability to relicense and maintain licenses for our hydroelectric generating facilities at cost-effective levels with reasonable terms and conditions; unplanned outages at any of our generating facilities or the inability of facilities to operate as intended; unanticipated delays or changes in construction costs, as well as our ability to obtain required operating permits for present or prospective facilities; natural disasters that can disrupt energy production or delivery, as well as the availability and costs of materials and supplies and support services; blackouts or disruptions of interconnected transmission systems; the potential for future terrorist attacks or other malicious acts, particularly with respect to our utility assets; changes in the long-term climate of the Pacific Northwest, which can affect, among other things, customer demand patterns and the volume and timing of streamflows to our hydroelectric resources; changes in future economic conditions in our service territory and the United States in general, including inflation or deflation and monetary policy; changes in industrial, commercial and residential growth and demographic patterns in our service territory; the loss of significant customers and/or suppliers; failure to deliver on the part of any parties from which we purchase and/or sell capacity or energy; changes in the creditworthiness of our customers and energy trading counterparties; our ability to obtain financing through the issuance of debt and/or equity securities, which can be affected by various factors including our credit ratings, interest rates and other capital market conditions; the effect of any change in our credit ratings; changes in actuarial assumptions, the interest rate environment and the actual return on plan assets for our pension plan, which can affect future funding obligations, costs and pension plan liabilities; increasing health care costs and the resulting effect on health insurance premiums paid for our employees and retirees; increasing costs of insurance, changes in coverage terms and our ability to obtain insurance; employee issues, including changes in collective bargaining unit agreements, strikes, work stoppages or the loss of key executives, as well as our ability to recruit and retain employees; the potential effects of negative publicity regarding business practices, whether true or not, which could result in, among other things, costly litigation and a decline in our common stock price; changes in technologies, possibly making some of the current technology quickly obsolete; changes in tax rates and/or policies; and changes in our strategic business plans and/or our subsidiaries, which may be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses.

For a further discussion of these factors and other important factors, please refer to the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2007. The forward-looking statements contained in this news release speak only as of the date hereof. The company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the company’s business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

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AVISTA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Dollars in Thousands except Per Share Amounts)

	Third Quarter		Nine Months Ended September 30,
	2007	2006	2007	2006
Operating revenues	$267,662	$293,001	$1,030,854	$1,079,597

Operating expenses:
Resource costs	150,318	159,044	611,937	621,058
Other operating expenses	63,991	63,082	202,531	189,907
Depreciation and amortization	22,605	21,614	67,438	65,466
Utility taxes other than income taxes	15,012	15,170	54,057	55,559

Total operating expenses	251,926	258,910	935,963	931,990

Income from operations	15,736	34,091	94,891	147,607

Other income (expense):
Interest expense, net of capitalized interest	(20,057)	(23,444)	(61,917)	(70,097)
Regulatory disallowance of unamortized debt repurchase costs	(3,850)	—	(3,850)	—
Other income – net	2,156	2,736	9,414	7,289

Total other income (expense) - net	(21,751)	(20,708)	(56,353)	(62,808)

Income (loss) before income taxes	(6,015)	13,383	38,538	84,799
Income taxes	(2,140)	3,310	14,136	29,695

Net income (loss)	$(3,875)	$10,073	$24,402	$55,104

Weighted-average common shares outstanding (thousands), basic	52,834	49,098	52,769	48,951
Weighted-average common shares outstanding (thousands), diluted	52,834	49,902	53,267	49,633
Total earnings (loss) per common share, basic	$(0.07)	$0.21	$0.46	$1.13

Total earnings (loss) per common share, diluted	$(0.07)	$0.20	$0.45	$1.11

Dividends paid per common share	$0.150	$0.145	$0.445	$0.425

Issued October 31, 2007

AVISTA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Thousands)

	September 30, 2007	December 31, 2006
Assets
Cash and cash equivalents	$5,190	$28,242
Restricted cash	1,318	29,903
Accounts and notes receivable	112,718	286,150
Current energy commodity derivative assets	—	343,726
Other current assets	242,990	344,253
Total net utility property	2,305,795	2,215,037
Non-utility properties and investments-net	57,881	60,301
Non-current energy commodity derivative assets	—	313,300
Other property and investments-net	59,892	60,030
Regulatory assets for deferred income taxes	112,336	105,935
Regulatory assets for pensions and other postretirement benefits	52,124	54,192
Other regulatory assets	36,927	31,752
Non-current utility energy commodity derivative assets	42,531	25,575
Power and natural gas deferrals	87,486	97,792
Unamortized debt expense	37,972	46,554
Other deferred charges	4,962	13,766

Total Assets	$3,160,122	$4,056,508

Liabilities and Stockholders’ Equity
Accounts payable	$75,083	$286,099
Current energy commodity derivative liabilities	—	313,499
Current portion of long-term debt	307,608	26,605
Current portion of preferred stock (subject to mandatory redemption)	—	26,250
Short-term borrowings	—	4,000
Other current liabilities	248,360	288,756
Long-term debt	655,207	949,854
Long-term debt to affiliated trusts	113,403	113,403
Non-current energy commodity derivative liabilities	—	309,990
Regulatory liability for utility plant retirement costs	205,974	197,712
Pensions and other postretirement benefits	93,705	103,604
Deferred income taxes	440,008	459,756
Other non-current liabilities and deferred credits	107,878	62,455

Total Liabilities	2,247,226	3,141,983

Common stock - net (52,858,878 and 52,514,326 outstanding shares)	723,054	715,620
Retained earnings and accumulated other comprehensive loss	189,842	198,905

Total Stockholders’ Equity	912,896	914,525

Total Liabilities and Stockholders’ Equity	$3,160,122	$4,056,508

Issued October 31, 2007

AVISTA CORPORATION

FINANCIAL AND OPERATING HIGHLIGHTS

(Dollars in Thousands)

	Third Quarter		Nine Months Ended September 30,
	2007	2006	2007	2006
Avista Utilities
Retail electric revenues	$140,491	$135,151	$418,963	$406,939
Retail kWh sales (in millions)	2,162	2,143	6,538	6,446
Retail electric customers at end of period	347,717	341,337	347,717	341,337
Wholesale electric revenues	$23,664	$26,542	$82,762	$98,971
Wholesale kWh sales (in millions)	303	411	1,322	1,815
Sales of fuel	$3,459	$5,776	$11,608	$45,023
Other electric revenues	$4,429	$4,272	$12,687	$15,310
Retail natural gas revenues	$39,487	$37,039	$280,624	$267,019
Wholesale natural gas revenues	$29,941	$18,129	$111,232	$69,026
Transportation and other natural gas revenues	$2,327	$2,426	$8,185	$8,413
Total therms delivered (in thousands)	114,456	91,944	498,247	434,717
Retail natural gas customers at end of period	305,155	298,582	305,155	298,582
Income from operations (pre-tax)	$13,050	$18,661	$109,142	$130,911
Net income (loss)	$(5,574)	$480	$31,610	$43,531
Energy Marketing and Resource Management
Gross margin (operating revenues less resource costs)	$55	$17,913	$(7,251)	$25,447
Realized gross margin	$55	$6,534	$17,343	$24,007
Unrealized gross margin	—	$11,379	$(24,594)	$1,440
Income (loss) from operations (pre-tax)	$(924)	$12,220	$(21,996)	$9,634
Net income (loss)	$(243)	$8,773	$(11,804)	$9,209
Advantage IQ
Revenues	$12,193	$10,389	$34,607	$29,011
Income from operations (pre-tax)	$3,439	$3,256	$8,201	$8,218
Net income	$2,077	$1,918	$4,971	$4,903
Other
Revenues	$5,357	$5,566	$15,065	$16,317
Income (loss) from operations (pre-tax)	$171	$(46)	$(456)	$(1,156)
Net loss	$(135)	$(1,098)	$(375)	$(2,539)

Issued October 31, 2007